UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2011
TUPPERWARE BRANDS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-11657 (Commission File Number)	36-4062333 (IRS Employer Identification No.)
14901 South Orange Blossom Trail, Orlando, Florida	32837
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code 407-826-5050
____________________________________
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Tupperware Brands Announces Plans to Refinance Outstanding Term Loans

Company Plans to Increase Pace of Share Repurchases

•
To target 1.5x Debt/EBITDA* leverage over time; Company anticipates increasing previously planned second, third and fourth quarter 2011 share repurchases from $40 million to $90 million each quarter plus option proceeds.

•	Reconfirms dividend policy to pay 30% to 35% of trailing diluted earnings per share, excluding items,** with dividend adjustments to be considered in the first quarter of each year.

Orlando, Fla., May 25, 2011 - (NYSE: TUP) Tupperware Brands Corporation (the “Company”) announced today that, subject to market and other conditions, it plans to refinance its $405 million of outstanding term loans with the proceeds of a notes offering also announced today, as well as borrowings under a new $450 million 5-year floating rate credit facility that it intends to enter into concurrently with the closing of the notes offering. The new credit facility would replace the Company's current $200 million credit facility.

The Company also announced that it plans to target a Debt/EBITDA ratio over time of 1.5x versus its 1.1x ratio for the four quarters ended April 2, 2011, and that as a result, it anticipates increasing the pace of its share repurchases. For the four quarters ended April 2, 2011, the Company generated net income of $234.3 million and EBITDA of $410 million. In connection with these plans, the Company anticipates increasing the amount it will spend on share repurchases from $40 million to $90 million in each of the second, third and fourth quarters of 2011, in addition to shares repurchased using proceeds from stock option exercises. The repurchases will be made under the Company's existing $600 million repurchase authorization. In February 2011, the Company indicated that it expects its board of directors to revisit its dividend amount annually in the first quarter and that future dividend increases are likely to be approximately in line with any profit increases as achieved. The Company is confirming this dividend policy today.

The Company expects that the repayment of the term loans and the replacement of its credit agreement will result in an impairment of its outstanding floating to fixed interest rate swaps and a write-off of deferred debt costs, and expects to record a pretax charge of approximately $20 million to $21 million in the second quarter of 2011. Prior to the announcement of the proposed refinancing, the Company had forecast net interest expense (i.e., interest expense less interest income) of approximately $27 million in 2011. The Company now expects its 2011 net interest expense to be approximately $49 million to $50 million, or $29 million excluding the $20 million to $21 million swap impairment and deferred debt costs charge discussed above. This amount will be considered an “excluded item” in the Company's non-GAAP reporting of earnings per share**.

Rick Goings, Chairman and CEO, commented, “While we continue to fully fund our attractive growth and productivity opportunities, we have reevaluated our leverage profile and have concluded that we can operate with higher borrowings given the strength of our businesses and cash flows now, and with the confidence that we have on what we will be able to do in the future. By taking this step now we expect to lock-in a favorable long-term interest rate. It is in the context of taking the decision to increase our leverage that we have announced today that we anticipate increasing the pace of our stock repurchases. At the same time, we expect to continue to deliver our dividend to shareholders and expect to increase that dividend over time if our earnings per share rise.”

* See the attached reconciliation of net income to EBITDA and calculation of the Company's Debt/EBITDA ratio. EBITDA is as defined in the Company's existing credit agreement dated September 28, 2007, a copy of which is filed as an exhibit to the Company's Form 8-K dated October 2, 2007. The definition is not expected to change under the Company's anticipated new credit agreement.

** See the disclosures below about Non-GAAP Financial Measures.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.6 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “plans,” “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2010.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, and in its previous releases, which are provided to assist readers' understanding of the Company's results of operations. The adjustment items, at times, materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements and re-engineering costs.  Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

Beginning with its second quarter 2011 earnings release, the Company will also exclude in its non-GAAP financial measures the expense incurred upon the impairment of its fixed to floating interest rate swaps and the write off of deferred debt costs in connection with the proposed refinancing. As costs incurred in connection with a significant change in the Company's capital structure that is of a nature that would be expected to recur infrequently, the Company believes that excluding this amount from indicated financial information also provides a useful measure for analysis and predictive purposes.

In this release, the Company has referred to EBITDA, or earnings before interest, taxes, depreciation and amortization, and a Debt/EBITDA ratio which are non-GAAP financial measures used in the Company's credit agreement. The Company expects to be using these measures in its decision process to set the level of its share repurchases in the future and in this context believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its existing credit agreement and is set forth in the reconciliation from GAAP amounts attached to this release; however, the reader is cautioned that other companies define these measures in different ways and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit 99.1    Net Income and Debt/EBITDA Reconciliation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION

Date: May 25, 2011	By:/s/ Nicholas K. Poucher
Nicholas K. Poucher
Vice President and Controller (Principal Accounting Officer)